EXHIBIT 10.31

October 2, 2006

Troy Saxton-Getty

29926 Corte Tolano

Temecula, CA 92591

Dear Troy:

On behalf of St. Bernard Software, Inc., I am pleased to offer you the position of General Manager, reporting directly to Vince Rossi, President/Chief Operating Officer. Your responsibilities will be as discussed further upon your start date.

The pertinent points of the offer are:

1.	Start Date: Closing date of the merger agreement

2.	Salary: $9,375.00 paid twice per month ($225,000.00 if annualized over 24 pay periods).

3.	Signing Bonus: You are entitled to a one time signing bonus of $134,180.79 to be paid 30 days after the close of merger.

4.	Benefits: Medical, dental, life, and long-term disability insurance, voluntary vision, additional voluntary life, 401(k) program, ten paid holidays, educational reimbursement, and you will accrue 120 hours of PTO (Personal Time Off) in your first year of employment. You are eligible for all benefits on the first day of the month following your hire. In addition, you will be able to transfer previously earned vacation time (up to a maximum of 10 days) to your St. Bernard Software PTO balance.

5.	You will be eligible for an annual bonus of 50% of your base salary if quarterly company goals are met. The bonus is paid based on the financial performance of the company. Bonus payments will be made on a quarterly basis.

6.	As part of your employment offer, the Board of Directors will be petitioned to grant you 150,000 incentive stock options at the market price at time of grant. The options will be tied to a three-year vesting schedule.

7.	Should your employment with the Company terminate without cause then you will receive severance from the Company in an amount equal to the sum of your annual rate of base salary subject to all applicable withholding and taxes.

As a further condition of employment, you are required to read, sign and abide “Proprietary Information, Inventions, and Non-Solicitation Agreement”. You will also be asked to provide two Documents establishing your identity and work authorization (i.e. drivers’ license and social security card, birth certificate or passport) so that we can comply with the Immigration Reform and Control Act of 1986.

If you accept this offer, your employment with St. Bernard Software will be considered employment at-will. This means that employment is for an unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922. Either party has the freedom to terminate the relationship at any time with or without cause or advance notice. No employee of St. Bernard, other than the President, has the authority to alter the at-will employment relationship.

To indicate your acceptance of this offer on the terms and conditions described in this letter, please sign and date this letter where indicated and fax to 858-676-2228 no later than October 5, 2006.

Troy, we look forward to welcoming you as a new and key member of St. Bernard Software’s Team and to creating a mutually successful and prosperous business relationship. If you have any questions, please feel free to contact me 858-524-2080. I will be very glad to assist you in any way.

Kind Regards,

Jeannie Moravits, VP Human Resources

St. Bernard Software

PLEASE SIGN AND RETURN THIS COMPLETE LETTER TO CONFIRM YOUR ACCEPTANCE OF THIS OFFER.

/s/ Troy Saxton- Getty	10-02-2006
Troy Saxton- Getty	Date